Mail Stop 4561

									February 7, 2006


Mr. Deryl F. Hamann
Chairman and Chief Executive Officer
Great Western Bancorporation, Inc.
9290 West Dodge Road Suite 203
Omaha, NE 68114
Via Mail and Facsimile (402) 333-8339

      Re:	Great Western Bancorporation, Inc.
		Form 10-K for the period ended June 30, 2005
      Form 10-Q for the quarter ended September 30, 2005
		File No. 1-15215

Dear Mr. Hamann:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Joyce Sweeney
      Accounting Branch Chief